EXECUTION VERSION

ADVISORY SERVICES AGREEMENT

THIS ADVISORY SERVICES AGREEMENT (this “Agreement”), effective as of June 28, 2018, is by and between Masthercell Global Inc., a Delaware corporation (the “Company”), and Great Point Partners, LLC, a Delaware limited liability company (“Great Point” and together with the Company, sometimes referred to individually as the “Party” and collectively as “Parties”).

WHEREAS, on the terms and subject to the conditions contained in this Agreement, the Company desires to engage certain management and consulting services of Great Point and Great Point desires to perform such services for the Company.

NOW, THEREFORE, in consideration of the premises and the respective mutual agreements, covenants, representations and warranties contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.     Appointment of Great Point. On the terms and subject to the conditions set forth in this Agreement, the Company appoints Great Point, and Great Point accepts appointment, as management consultant and financial advisor to the Company and its subsidiaries, including any entities formed or acquired by the Company or its subsidiaries after the date of this Agreement (collectively, the “Company Group”). GPP agrees to provide strategic advice to, and act as a strategic partner for, the Company Group. For the sake of clarity, the Company Group shall not be deemed to include Orgenesis Inc. or any of its subsidiaries who are not the Company or direct or indirect subsidiaries of the Company.

2.     Board of Directors Supervision. The activities of Great Point to be performed under this Agreement will be subject to the supervision of the board of directors of the Company (the “Board”) to the extent required by applicable law or regulation and subject to reasonable written policies consistent with the terms of this Agreement adopted by the Board and in effect from time to time.

3.     Authority of Great Point. Subject to any limitations imposed by applicable law or regulation, Great Point will render management and consulting services to the Company Group, which services will include advice and assistance concerning the operations, planning and financing of the Company Group, as needed from time to time, including advising the Company Group in their relationships with banks and other financial institutions and with accountants, attorneys, financial advisors and other professionals. Upon the request of the Board, Great Point will make periodic reports to the Company with respect to the services provided hereunder which reports shall include such information, and be in such form, as reasonably requested by the Board. Great Point will use its reasonable efforts to cause its employees and agents to provide the Company Group with the benefit of their knowledge, skill and business expertise to the extent relevant to the business and affairs of the Company Group. In addition, Great Point will render advice and assistance in connection with any acquisitions, dispositions or financing transactions undertaken by the Company Group and may from time to time bring to the Company such investment and other acquisition opportunities as Great Point deems appropriate in its sole discretion. The Company agrees to furnish or cause to be furnished to Great Point all information as is reasonably necessary or appropriate for use in carrying out its obligations hereunder as reasonably determined by the Company. The Company agrees that any information or advice rendered by Great Point or any of its representatives pursuant to this Agreement is for the confidential use of the Company Group and the Company Group will not, and will not permit any third party to, use it for any other purpose or disclose or otherwise refer to such advice or information, or to Great Point, in any manner without the prior written consent of Great Point.

The Company acknowledges that Great Point has been retained hereunder solely as an adviser to the Company Group, and not as an adviser to or agent of any other person or entity, and that the Company’s engagement of Great Point pursuant to this Agreement is not in any other capacity including as a fiduciary. Neither this engagement, nor the delivery of any services in connection with this engagement, is intended to confer rights upon any persons or entities not a party hereto (including security holders, employees or creditors of any member of the Company Group) as against Great Point, its affiliates or their respective directors, managers, officers, agents and employees.

4.     Reimbursement of Expenses; Independent Contractor.

4.1     All expenses (including, but not limited to, legal, accounting and other advisors’ fees and expenses) incurred by Great Point in the performance of its duties under this Agreement will be for the account of, on behalf of, and at the expense of the Company; provided that such expenses are reasonable of the Company. Great Point will not be obligated to make any advance to, or for the account of, any member of the Company Group or to pay any sums, except out of funds held in accounts maintained by the Company, nor will Great Point be obligated to incur any liability or obligation for the account of any member of the Company Group without assurance that the necessary funds for the discharge of such liability or obligation will be provided. If Great Point incurs any such reasonable expenses on behalf of any member of the Company Group or in connection with the performance of its duties hereunder, the Company shall, upon request by Great Point and proof of such expense, promptly reimburse Great Point for all such amounts.

4.2     Great Point will be an independent contractor, and nothing contained in this Agreement will be deemed or construed (a) to create a partnership or joint venture between any member of the Company Group and Great Point, (b) to cause Great Point to be responsible in any way for the debts, liabilities or obligations of any member of the Company Group, or any other party or (c) to constitute Great Point or any of its employees as employees, officers, or agents of any member of the Company Group. On the basis of an independent contractor, Great Point will file and be liable for its own tax reports including all income, social security, capital gain and other taxes, whether federal, state, municipal or other, due and owing on the consideration received by Great Point under this Agreement and undertakes to pay all such taxes on time. Great Point shall indemnify the Company Group, its subsidiaries and affiliates and their respective officers, directors, shareholders and employees and hold them harmless from and against any and all claims, losses, liabilities, damages, judgments, fines, fees, costs or expenses, including without limitation reasonable attorneys’ fees and disbursements incurred in connection with any claim, action, suit proceeding or investigation (whether civil, criminal, administrative or otherwise) arising out of or in connection with any such taxes payable on the consideration received by Great Point in connection with the services provided by Great Point to the Company Group.

5.     Other Activities of Great Point; Investment Opportunities. The Company acknowledges and agrees that neither Great Point nor any of its employees, managers, officers, directors, affiliates or associates will devote their full time and business efforts to the duties of Great Point specified in this Agreement, but instead will devote only so much of such time and efforts as Great Point deems reasonably necessary. The Company further acknowledges and agrees that Great Point and its affiliates are engaged in the business of investing in, acquiring and/or managing businesses for Great Point’s own account, for the account of Great Point’s affiliates and associates and for the account of other unaffiliated parties and that Great Point plans to continue to be engaged in such businesses (and other business or investment activities) during the term of this Agreement. No aspect or element of such activities will be deemed to be engaged in for the benefit of any member of the Company Group nor to constitute a conflict of interest. Great Point will be required to bring only those investments and/or business opportunities to the attention of the Company Group which Great Point, in its sole discretion, deems appropriate. The Parties hereby expressly acknowledge that Great Point routinely makes investments in the Company’s industry, and nothing herein shall prevent or restrict Great Point from continuing to review and analyze potential investments in the Company’s industry nor from making such investments. Notwithstanding the foregoing, Great Point hereby agrees and acknowledges that it shall not use any confidential information of the Company Group (the “Confidential Information”) in any such other activities and shall at all times maintain such Confidential Information received by Great Point in performing the services contemplated hereunder in the strictest confidence, unless and to the extent that (a) the Confidential Information becomes generally known to and available for use by the public other than as a result of Great Point’s acts or omissions, (b) the Confidential Information was known to Great Point prior to the date of this Agreement as is evidenced by the written records of Great Point, (c) the Confidential Information is learned by Great Point after the date of this Agreement from a third party who is not under an obligation of confidence to the Company Group as is evidenced by the written records of Great Point, or (d) Great Point is ordered by a court of competent jurisdiction to disclose Confidential Information, provided that in the case of this clause (d), Great Point must (i) provide prompt written notice to the Company of any relevant process or pleadings that could lead to such an order and (ii) cooperate with the Company to contest, object to or limit such a request and, in any case, when revealing, such Confidential Information to such court order.

6.     Management Fee.

(a)     During the term of this Agreement, Great Point will receive a consulting and management fee (“Base Compensation”) annually for each twelve (12) month period following the date hereof. The annual Base Compensation will be the greater of (i) $250,000 per twelve (12) month period or (ii) 5% of the EBITDA (as defined below) for such twelve (12) month period (in each case, pro rated for partial periods); provided, that in no event shall the Base Compensation be greater than $500,000 per twelve (12) month period unless otherwise determined by the Board. The Base Compensation will be paid to Great Point by the Company in cash in arrears in quarterly installments (with the first full calendar quarter beginning on July 1, 2018 and ending on September 30, 2018) in an amount equal to the greater of (A) $62,500 or (B) 5% of the estimated EBITDA for the preceding three (3) month quarterly period. After the end of each calendar year, the EBITDA shall be finally determined for the immediately preceding calendar year and Great Point shall either (x) be entitled to an amount by which 5% of EBITDA for such calendar year exceeds the quarterly payments made by the Company to Great Point or (y) provide a credit to the Company in an amount by which the quarterly payments made by the Company to Great Point exceed 5% of EBITDA for such calendar year (which will be offset against future Base Compensation), provided, that for the avoidance of doubt, Great Point shall be entitled to a minimum Base Compensation of $250,000 per twelve (12) month period but in no event shall the Base Compensation be greater than $500,000 per twelve (12) month period. Notwithstanding anything herein to the contrary, the Base Compensation shall accrue beginning on the date hereof but shall not be paid to Great Point until the earlier of (A) the Company generates EBITDA of $2,000,000 or more for any twelve (12) month period following the date hereof or (B) a Sale of the Company/Change of Control. Upon either of the events described in (A) or (B) of the preceding sentence, all accrued Base Compensation shall be paid to Great Point in cash in a lump sum and after such event, the Base Compensation shall continue to be paid to Great Point pursuant to the third sentence of this Section 6(a). Any fees owed to Great Point pursuant to this Agreement shall not be deducted from any amounts or obligations owed by Great Point to the Company pursuant to the terms of the Stock Purchase Agreement (as defined below). Furthermore, any fees owed to Great Point shall be payable in United States Dollars. In addition, Great Point shall be eligible for an annual performance bonus payable at the discretion of the Board.

(b)     For purposes of this Agreement, “EBITDA” shall have the meaning ascribed to such term in that certain Stock Purchase Agreement dated as of June 28, 2018 by and among GPP-II Masthercell, LLC, a Delaware limited liability company, the Company and Orgenesis Inc., a Nevada corporation (the “Stock Purchase Agreement”).

7.     Term. This Agreement will commence as of the date hereof and will remain in effect until the tenth (10th) anniversary of the date hereof, unless terminated earlier pursuant to Section 8 below.

8.     Termination. Either the Company or Great Point may terminate Great Point’s engagement under this Agreement in the event of the material breach of any of the material terms or provisions of this Agreement by the other Party, which breach is not cured within 30 business days after notice of the same is given to the Party alleged to be in breach by the other Party. Upon (a) either (i) the Company’s initial public offering, or (ii) the sale, transfer or other disposition, directly or indirectly, of all or substantially all of the assets of the Company Group taken as a whole, or all of the outstanding shares of the Company, in each case to either (x) Orgenesis, Inc. or (y) an entity that is not an affiliate of the Company or any of its stockholders, whether by way of a sale, transfer or other disposition, merger or consolidation, reorganization, recapitalization or restructuring, tender or exchange offer or otherwise, and (b) the payment of all fees and other amounts accrued and unpaid to Great Point as of such date pursuant to Section 6, then this Agreement shall terminate and shall be of no further force and effect, except for Sections 10 through 12 and Sections 15 through 23 which shall survive such termination.

9.     Standard of Care. Great Point (including any person or entity acting for or on behalf of Great Point) will not be liable for any mistakes of fact, errors of judgment, losses sustained by any member of the Company Group or any acts or omissions of any kind (including acts or omissions of Great Point), unless caused by the intentional or willful misconduct of Great Point, as finally determined by a court of competent jurisdiction.

10.     Indemnification of Great Point. The Company Group, jointly and severally, will indemnify and hold harmless Great Point and its present and future officers, directors, managers, members, affiliates, employees, controlling persons, agents and representatives (“Indemnified Parties”) from and against all losses, claims, liabilities, suits, costs, damages and expenses (including attorneys’ fees) directly or indirectly resulting or arising from third party claims against Great Point or any of the Indemnified Parties related to Great Point’s performance of services hereunder, except to the extent that it is determined in a final nonappealable judgment that such losses, claims, liabilities, suits, costs, damages and expenses resulted directly from their gross negligence or willful misconduct engaged in by them in bad faith. The Company Group, jointly and severally, will reimburse the Indemnified Parties on a monthly basis for any reasonable costs actually incurred by Great Point or any of the Indemnified Parties in connection with defending any action or investigation (including attorneys’ fees and expenses) subject to an undertaking from any such Indemnified Party to repay the applicable member of the Company Group if such Indemnified Party is determined not to be entitled to indemnity. In the event that any Indemnified Party is entitled to indemnification from Great Point (or any affiliate thereof) for losses, claims, liabilities, suits, costs, damages or expenses for which such Indemnified Party is also entitled to indemnification from the Company Group, the Company hereby agrees that the duties of the Company Group to indemnify the Indemnified Parties, whether pursuant to this Section 10 or otherwise, shall be primary to those of Great Point (or any affiliate thereof), and to the extent Great Point (or any such affiliate) actually indemnifies any Indemnified Party, Great Point (or any such affiliate) shall be subrogated to the rights of such Indemnified Party against the Company Group for indemnification hereunder.

Promptly after receiving notice of an action, suit, proceeding or claim against an Indemnified Party in respect of which indemnification may be sought from the Company Group, Indemnified Party will notify Company Group in writing of the particulars thereof to the extent then known; provided, however, that any failure on the part of an Indemnified Party to so notify the Company Group shall not limit any of the obligations of the Company Group under this Agreement (except to the extent such failure materially prejudices the defense of any applicable action, suit, proceeding or claim). The Company Group may at its election and at its own expense, assume the defense of any action, suit, proceeding or claim in respect of which indemnity may be sought hereunder; provided, that (i) the Company Group irrevocably notifies the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given notice of such action, suit, proceeding or claim that the Company Group will indemnify the Indemnified Party from and against the entirety of any losses, liabilities, costs, damages and expenses the Indemnified Party may suffer resulting from, arising out of, or relating to, such action, suit, proceeding or claim, (ii) the Company Group provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Company Group will have the financial resources to defend against such action, suit, proceeding or claim and fulfill its indemnification obligations hereunder, (iii) such action, suit, proceeding or claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, such action, suit, proceeding or claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests or the reputation of the Indemnified Party, (v) such action, suit, proceeding or claim is not criminal in nature and could not reasonably be expected to lead to criminal proceedings, and (vi) the Company Group conducts the defense of such action, suit, proceeding or claim actively and diligently. If the Company Group undertakes, conducts and controls the settlement or defense of any action, suit, proceeding or claim, an Indemnified Party shall have the right to participate in the settlement or defense of same at its own expense. The Company Group will not be liable under this section if an Indemnified Party elects to settle any claims or actions if the settlement is entered into without the consent of Company Group, not to be unreasonably withheld.

11.     Company Representations. The Company hereby represents and warrants to Great Point that (a) the execution, delivery and performance of this Agreement by the Company does not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Company is a party or by which it is bound and (b) upon the execution and delivery of this Agreement by Great Point, this Agreement shall be the valid and binding obligation of the Company, enforceable in accordance with its terms.

12.     Great Point Representations. Great Point hereby represents and warrants to the Company that: (a) the execution, delivery and performance of this Agreement by Great Point does not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Great Point is a party or by which it is bound; (b) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Great Point, enforceable in accordance with its terms; and (c) Great Point will not, when carrying out its duties hereunder, make any representations or give any guarantees on behalf of the Company Group without the prior written consent of the Company.

13.     Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Great Point, the Company and their respective successors and assigns, except that (a) without the prior written consent of Great Point, the Company will not assign, transfer or convey any of its rights, duties or interest under this Agreement, nor will it delegate any of the obligations or duties required to be kept or performed by it hereunder, and (b) Great Point may not assign its rights and obligations under this Agreement to any of its affiliates without the consent of the Company.

14.     Severability. Whenever possible, each term and provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any term or provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other term or provision in this Agreement, or the validity of such term or provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction so as to best give effect to the intent of the Parties under this Agreement.

15.     Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (a) when delivered personally to the recipient, (b) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid), electronic mail or facsimile transmission or (c) four business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to the Company:

Masthercell Global Inc.
c/o Pearl Cohen Zedek Latzer Baratz LLP
1500 Broadway
New York, NY 10036
Attention: Mark Cohen, Esq.
Facsimile: 646-878-0801
Email: vered.c@orgenesis.com

With a copy to:

Pearl Cohen Zedek Latzer Baratz LLP
1500 Broadway
New York, NY 10036
Attention: Mark Cohen
Email: MCohen@pearlcohen.com

If to Great Point:

Great Point Partners, LLC
165 Mason Street, 3rd Floor
Greenwich, CT 06830
Attention: Noah Rhodes
Facsimile: (203) 971-3320
Email: nrhodes@greatpointpartnersllc.com

With a copy to:

McDermott Will & Emery LLP
444 West Lake Street
Chicago, IL 60606
Attention: Brooks Gruemmer
Facsimile: 312-984-7700
Email: bgruemmer@mwe.com

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

16.     Action Necessary to Effectuate the Agreement. The Parties agree to take or cause to be taken all such corporate and other action as may be reasonably necessary to effect the intent and purposes of this Agreement.

17.     No Waiver. No course of dealing and no delay or failure on the part of any Party in exercising any right, power or remedy conferred by this Agreement shall operate or be construed as waiver thereof or otherwise affect the right of such Party thereafter to enforce each and every provision of this Agreement in accordance with its terms. No single or partial exercise of any rights, powers or remedies conferred by this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Except to the extent that the Company’s rights of termination are limited herein, all rights and remedies that the Company or Great Point may have at law, in equity or otherwise upon breach of any term or condition of this Agreement, will be distinct, separate and cumulative rights and remedies and no one of them, whether exercised or not, will be deemed to be in exclusion of any other right or remedy of the Company or Great Point.

18.     Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile and portable document format (PDF)), each of which shall be deemed an original but all of which together will constitute one and the same agreement.

19.     No Strict Construction. The Parties jointly participated in the negotiation and drafting of this Agreement. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their collective mutual intent, this Agreement will be construed as if drafted jointly by the Parties, and no rule of strict construction will be applied against any person or entity.

20.     Mutual Waiver of Jury Trial. EACH PARTY WAIVES THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS AGREEMENT IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. EACH PARTY AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION 20 AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

21.     Choice of Law. This Agreement will be governed and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Delaware.

22.     Entire Agreement; Amendment; Certain Terms. This Agreement contains the entire agreement among the Parties with respect to the matters herein contained and supersedes and preempts any prior understandings, agreements or representations by or among the Parties, written or oral, which may have related to the subject matter hereof in any way. The provisions of this Agreement may be amended only with the prior written consent of the Company and Great Point. The terms affiliate and associate will have the meaning attributed to those terms by the rules and regulations of the Securities and Exchange Commission.

23.     Jurisdiction; Service of Process. The Parties agree that any suit, action or proceeding arising out of, or with respect to, this Agreement or any judgment entered by any court in respect thereof shall be brought exclusively in the Delaware Chancery Court or in the U.S. District Court for the District of Delaware (the “Designated Courts”), and hereby irrevocably accept the exclusive personal jurisdiction of those courts for the purposes of any suit, action or proceeding. In addition, each Party hereby irrevocably waives, to the fullest extent permitted by law, any objection which such Party may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any judgment entered by any court in respect thereof in the Designated Courts, and hereby further irrevocably waives any claim that any suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any proceeding referred to in the first sentence of this Section 23 may be served on any Party anywhere in the world.

* * * * *

IN WITNESS WHEREOF, each of the Parties has executed or caused this Management Services Agreement to be executed on its behalf by a duly authorized officer all as of the date first written above.

GREAT POINT:

GREAT POINT PARTNERS, LLC

By:
Name:
Title:

COMPANY:

MASTHERCELL GLOBAL INC.

By:
Name:
Title: